Exhibit 4.1

FRANKLIN BANK CORP.,
ISSUER
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
TRUSTEE

FIRST SUPPLEMENTAL INDENTURE
Dated as of April 18, 2007
Supplementing that Certain
INDENTURE
Dated as of April 9, 2007

4% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2027

		Page
SECTION 8.11	Effect of Reclassification, Consolidation, Merger, Share Exchange or Sale on Conversion Privilege	42
SECTION 8.12	Trustee’s Disclaimer	43
SECTION 8.13	Voluntary Reduction	43
SECTION 8.14	Conversion Value of Notes Tendered	43
SECTION 8.15	Physical Settlement Election	44
SECTION 8.16	Simultaneous Adjustments	45

ARTICLE IX REPURCHASES OF NOTES AT OPTION OF HOLDER ON SPECIFIED DATES		45

SECTION 9.1	Repurchase of Notes at Option of the Holder on Specified Dates	45
SECTION 9.2	Effect of Repurchase Notice	48
SECTION 9.3	Deposit of Repurchase Price	49
SECTION 9.4	Notes Repurchased in Part	49
SECTION 9.5	Covenant to Comply with Notes Laws upon Repurchase of Notes	49
SECTION 9.6	Repayment to the Company	50

ARTICLE X REPURCHASE OF SECURITIES AT THE OPTION OF THE HOLDER		50

SECTION 10.1	Right to Require Repurchase Upon a Fundamental Change	50
SECTION 10.2	Notices; Method of Exercising Repurchase Right, Etc	50
SECTION 10.3	Certain Definitions	53

ARTICLE XI SUPPLEMENTAL INDENTURES		54

SECTION 11.1	Supplemental Indentures Without Consent of Holders of Notes	54
SECTION 11.2	Supplemental Indentures with Consent of Holders of Notes	55

ARTICLE XII MEETINGS OF HOLDERS OF NOTES		57

SECTION 12.1	Purposes for Which Meetings May Be Called	57
SECTION 12.2	Call, Notice and Place of Meetings	57
SECTION 12.3	Persons Entitled to Vote at Meetings	57
SECTION 12.4	Quorum; Action	57
SECTION 12.5	Determination of Voting Rights; Conduct and Adjournment of Meetings	58
SECTION 12.6	Counting Votes and Recording Action of Meetings	59

ARTICLE XIII WAIVER OF PAST DEFAULTS		59

SECTION 13.01	Waiver of Past Defaults.	59

SCHEDULE A		1

ii

     This First Supplemental Indenture, dated as of April 18, 2007 (the “Supplemental Indenture”), between Franklin Bank Corp., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 9800 Richmond Avenue, Suite 680, Houston, Texas 77042 (herein called the “Company”), and The Bank of New York Trust Company, N.A., a national banking association, as Trustee hereunder (herein called the “Trustee”), supplementing that certain Indenture, dated as of April 9, 2007, between the Company and the Trustee (the “Indenture”).
RECITALS OF THE COMPANY
     A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture.
     B. The Indenture provides that the Securities of each series shall be in substantially the form set forth in the Indenture, or in such other form as may be established by or pursuant to a Board Resolution or in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently therewith, be determined by the officers executing such securities, as evidenced by their execution thereof.
     C. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated “4% Contingent Convertible Senior Notes due 2027” (the “Notes”) pursuant to the terms of this Supplemental Indenture and substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.
ARTICLE I
ISSUANCE OF SECURITIES

SECTION 1.1	Issuance of Notes; Principal Amount; Maturity.
     (1) On April 18, 2007, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, Notes substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

     (2) The Notes shall be issued in the aggregate principal amount of $100,000,000 and shall mature on May 1, 2027. The Notes shall be issued only in denominations of $1,000 principal amount and any integral multiple thereof.

SECTION 1.2	Interest.
     (1) The Company shall pay interest on the Notes at a rate of 4% per annum (the “Note Interest Rate”), payable semi-annually in arrears on May 1 and November 1 of each year (each, an “Interest Payment Date,” as defined in the Indenture), commencing November 1, 2007.
     (2) Interest on a Note will accrue semi-annually at the Note Interest Rate from and including April 18, 2007 or the last Interest Payment Date in respect of which interest has been paid or duly provided for, as applicable, to but excluding the next succeeding Interest Payment Date, or the relevant Conversion Date, Repurchase Date, Fundamental Change Purchase Date or Redemption Date, or the maturity date, as the case may be.
     (3) Interest shall be paid on each Interest Payment Date to the Person in whose name a given Note is registered in the Security Register at the close of business on the applicable Regular Record Date.
     (4) The Company will pay Contingent Interest to Holders during the period commencing May 6, 2012 and ending on October 31, 2012 and for any six-month period thereafter from and including an Interest Payment Date up to, but excluding, the next Interest Payment Date (each an “Interest Period”), if the average Contingent Interest Trading Price per $1,000 principal amount of the Notes for the five Trading Day measurement period ending on the third Trading Day immediately preceding the first day of the applicable Interest Period (the “Measurement Period”) equals 130% or more of an equal principal amount of the Notes as of the last day of the Measurement Period. The amount of Contingent Interest payable per $1,000 principal amount of Notes in any Interest Period pursuant to this Section 1.2(4) shall equal 0.25% per annum of the average Contingent Interest Trading Price of $1,000 principal amount of Notes for the applicable Measurement Period. Contingent Interest, if any, will accrue from the first day of any relevant Interest Period.
     (5) The Company shall pay Contingent Interest owed pursuant to Section 1.2(4) for any Interest Period on the Interest Payment Date at the end of the applicable Interest Period, to Holders of Notes as of the Regular Record Date related to such Interest Payment Date.
     (6) Promptly following the first Business Day of an Interest Period for which Contingent Interest will be payable pursuant to Section 1.2(4), the Company shall notify the Holders of the right of such Holders to receive Contingent Interest by (i) disseminating a press release containing this information and by using the Company’s reasonable efforts to post the information on the Company’s website or otherwise publicly disclose the information and (ii) providing notice to Holders through the facilities of the Depositary.

     (7) All references to “interest” in the Supplemental Indenture shall be deemed to include interest due to Holders of the Notes under both Section 1.2(1) and Section 1.2(4) unless the context otherwise requires.
     (8) Each Holder is deemed to have agreed (a) that for United States federal income tax purposes, the Notes will be treated as indebtedness subject to the United States Department of Treasury regulations governing contingent payment debt instruments, (b) that the Holders will report original issue discount and interest on the Notes in accordance with the Company’s determination of both the “comparable yield” and the “projected payment schedule” and (c) to be bound by the Company’s application of the United States Department of Treasury regulations that govern contingent payment debt instruments. For this purpose, the “comparable yield” for the Notes is 6.75% compounded semi-annually and the “projected payment schedule” may be obtained by contacting the Company at 9800 Richmond Avenue, Suite 680, Houston, Texas 77042, Attention: Treasurer. The Company shall file with the Trustee no later than the end of each calendar year, (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Notes as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the United States Internal Revenue Code of 1986, as amended. The Trustee has no obligation with respect to the foregoing clauses (i) and (ii), except to retain such information in its files and to release the same upon request to any Holder or beneficial owner of the Notes.
     (9) Notwithstanding anything in this Supplemental Indenture or in the Indenture to the contrary, a Holder that converts its Notes after the Company has called the Notes for redemption pursuant to Section 7.1(1) of this Supplemental Indenture shall be entitled to receive all accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Conversion Date.
ARTICLE II
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1	Definitions.
     The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1. All other terms used in this Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.
     “Additional Shares” has the meaning specified in Section 8.1(2).

     “Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of DTC or any successor Depositary, in each case to the extent applicable to such transaction and as in effect from time to time.
     “Capital Stock” for any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock or other interests however designated evidencing the right to participate in the value of the equity of such Person issued by that Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Code” has the meaning specified in Section 3.1.
     “Common Stock” shall mean shares of the Company’s Common Stock, $0.01 par value per share, as they exist on the date of this Supplemental Indenture or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.
     “common stock” includes any stock of any class of Capital Stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and which is not subject to redemption by the issuer thereof.
     “Common Stock Price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for the Common Stock as reported on the Nasdaq Global Select Market or the principal United States securities exchange on which the Common Stock is traded or listed or, if the Common Stock is not so traded or listed, any United States system of automated dissemination of quotations of securities prices or an establish automated over-the-counter trading market in the United States. If the Common Stock is not so traded, listed or quoted, the “Common Stock Price” will be the average of the mid-point of the last bid and asked prices for the Common Stock on the relevant date quoted by each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Company Repurchase Notice” has the meaning specified in Section 9.1(2).
     “Contingent Interest” means the interest amounts payable pursuant to Section 1.2(4) hereof.
     “Contingent Interest Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations per Note obtained by the Conversion Agent for this purpose for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company, provided that if at least three such bids cannot reasonably be obtained by the Conversion Agent, but two such bids can reasonably be obtained by the Conversion Agent, then the average of such two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained by the Conversion Agent, but one such bid can reasonably be obtained, then such one bid shall be used. If the Conversion Agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in the Company’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the Contingent Interest Trading Price on such date of determination of the Notes will equal (a) the Applicable Conversion Rate of the Notes multiplied by (b) the Common Stock Price on such date of determination.
     “Conversion Agent” means The Bank of New York Trust Company, N.A., or any successor entity thereof.
     “Conversion Price” means U.S.$22.00 per share of Common Stock, subject to the adjustments described in Section 8.5 hereof.
     “Conversion Date” means, with respect to a Note, the date on which the Holder of the Note has complied with all requirements under this Supplemental Indenture to convert such Note.
     “Conversion Rate” means the number of shares of Common Stock equal to $1,000 divided by the Conversion Price, which shall be approximately 45.4545 prior to any adjustment thereto.
     “Conversion Reference Period” means:
     (i) for Notes that are converted during the period beginning on the 30th day prior to May 1, 2027 or any Repurchase Date, the 20 consecutive Trading Days beginning on the third Trading Day following May 1, 2027 or the applicable Repurchase Date;
     (ii) with respect to optional redemption, the 20 consecutive Trading Days beginning on the third Trading Day following the Redemption Date; and
     (iii) in all other instances, the 20 consecutive Trading Days beginning on the third Trading Day following the Conversion Date.
     “Conversion Value” means, for each $1,000 principal amount of Notes, the average of the Daily Conversion Values for each of the 20 consecutive Trading Days of the Conversion Reference Period.
     “Daily Conversion Value” means, with respect to any Trading Day, the product of (1) the applicable Conversion Rate and (2) the Volume Weighted Average Price of the Company’s Common Stock on such Trading Day.
     “Daily Share Amount” means, for each Trading Day of the Conversion Reference Period and for each $1,000 principal amount of Notes surrendered for conversion, a number of shares (but in no event less than zero) equal to (i) the amount of (a) the Volume Weighted Average Price for such

Trading Day multiplied by the Conversion Rate in effect on the Conversion Date, less (b) $1,000; divided by (ii) the Volume Weighted Average Price for such Trading Day multiplied by 20 .
     “DTC” means The Depository Trust Company, a New York corporation.
     “Effective Date” has the meaning specified in Section 8.1(2).
     “Equity Interests” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such Person, as applicable.
     “Event of Default” has the meaning specified in Section 4.1.
     “Ex-Dividend Date” has the meaning specified in Section 8.1(1)(i).
     “Fundamental Change” has the meaning specified in Section 10.3(2).
     “Fundamental Change Company Notice” has the meaning specified in Section 10.2.
     “Fundamental Change Repurchase Date” has the meaning specified in Section 10.1.
     “Fundamental Change Repurchase Price” has the meaning specified in Section 10.1.
     “Interest Period” has the meaning specified in Section 1.2(4).
     “Issue Date” means April 18, 2007.
     “Market Price” means the average of the Common Stock Prices for 20 consecutive Trading Days commencing 30 Trading Days before the record date with respect to any distribution, issuance or other event requiring such computation, appropriately adjusted (as determined in good faith by the Board of Directors, whose determination shall be conclusive) to take into account the occurrence, during the period commencing on the first of such 20 consecutive Trading Days and ending on such record date, of any event requiring adjustment of the Conversion Price under this Supplemental Indenture.
     “Measurement Period” has the meaning specified in Section 1.2(4).
     “Net Shares” has the meaning specified in Section 8.14(1).
     “Note Interest Rate” has the meaning specified in Section 1.2(1).
     “Notes” has the meaning ascribed to it in the third paragraph under the caption “Recitals of the Company.”
     “Notice of Default” means a written notice of the kind specified in Section 4.1.

     “Offer Expiration Time” has the meaning specified in Section 8.5(4)(i).
     “Physical Settlement Election” has the meaning specified in Section 8.15(1).
     “Place of Conversion” means any city in which any Conversion Agent is located.
     “Post-Fundamental Change Redemption” has the meaning specified in Section 7.1(1).
     “Pre-Dividend Sale Price” has the meaning specified in Section 8.5(5)(i).
     “Principal Return” has the meaning specified in Section 8.14(1).
     “Purchasers” has the meaning specified in Section 7.2.
     “Quarter” has the meaning specified in Section 8.1(1)(i).
     “Record Date” means any Regular Record Date or Special Record Date.
     “Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.
     “Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.
     “Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
     “Repurchase Date” has the meaning specified in Section 9.1(1).
     “Repurchase Notice” shall have the meaning specified in Section 9.1(1)(i).
     “Repurchase Price” has the meaning specified in Section 9.1(1).
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Supplemental Indenture.
     “Rights Plan” has the meaning specified in Section 8.5(3).
     “Share Price” has the meaning specified in Section 8.1(2).

     “Significant Subsidiary” has the meaning ascribed to such term under Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended.
     “Special Interest” has the meaning specified in Section 4.2.
     “Spinoff Valuation Period” has the meaning specified in Section 8.5(3).
     “Trading Day” means any regular or abbreviated trading day of the Nasdaq Global Select Market or, if the Common Stock is not traded on the Nasdaq Global Select Market, the principal United States national securities exchange on which such common stock is traded, or if such common stock is not traded on the Nasdaq Global Select Market or listed on a United States national securities exchange, as quoted on any other system of automated dissemination of quotation of securities prices, or if not so quoted, any day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing ask price for the Common Stock are available.
     “Trading Price” on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers the Company selects, which may include any of the Underwriters; provided that if at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, this one bid shall be used. If the Trustee cannot reasonably obtain at least one such bid or, in the Company’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the Trading Price of the Notes will be deemed to be less than 98% of the applicable Conversion Rate of the Notes multiplied by the Common Stock Price on such determination date.
     “Underwriters” means RBC Capital Markets Corporation and Bear, Stearns & Co. Inc.
     “Underwriting Agreement” means the Underwriting Agreement, dated April 12, 2007, between the Company and the Underwriters, as such agreement may be amended from time to time.
     “Volume Weighted Average Price” per share of Common Stock on any Trading Day means such price as displayed on Bloomberg (or any successor service) page FBTX <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the Volume Weighted Average Price means the market value per share of Common Stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, which may include any of the Underwriters.
     “Waiver Election” has the meaning specified in Section 8.15.

ARTICLE III
SECURITY FORMS

SECTION 3.1	Form Generally.
     The Notes shall be in substantially the form set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture and the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, the Internal Revenue Code of 1986, as amended, and regulations of the United States Department of Treasury thereunder (the “Code”), or any applicable securities laws, or as may, consistent herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof. All Notes shall be in fully registered form.
     The Trustee’s certificates of authentication shall be in substantially the form set forth in Section 3.3.
     Conversion notices shall be in substantially the form set forth in Section 3.4.
     Repurchase notices shall be in substantially the form set forth in Section 9.1.
     The Notes shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any automated quotation system or securities exchange (including on steel engraved borders if so required by any securities exchange upon which the Notes may be listed) on which the Notes may be quoted or listed, as the case may be, all as determined by the officers executing such Notes, as evidenced by their execution thereof.
     Upon their original issuance, Notes issued as contemplated by the Underwriting Agreement shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons. Each such Global Security shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct).

SECTION 3.2	Form of Note.
[FORM OF FACE]
     FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUE DATE OF THIS NOTE IS APRIL 18, 2007. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, YIELD TO MATURITY, COMPARABLE YIELD AND

PROJECTED PAYMENT SCHEDULE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE COMPANY AT THE FOLLOWING ADDRESS: FRANKLIN BANK CORP., 9800 RICHMOND AVENUE, SUITE 680, HOUSTON, TEXAS 77042, ATTENTION: TREASURER.
     [THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
     UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]
     [THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH THE DEPOSITORY TRUST COMPANY IS TO BE THE DEPOSITARY:
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

FRANKLIN BANK CORP.
4% CONTINGENT CONVERTIBLE SENIOR NOTE DUE 2027

No. ______	$______
CUSIP NO. ______
     Franklin Bank Corp., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to ______, or registered assigns, the principal sum of ______ United States Dollars (U.S.$___) [if this Note is a Global Security, then insert — which principal amount may from time to time be increased or decreased to such other principal amounts (which, taken together with the principal amounts of all other Outstanding Notes, shall not exceed U.S.$100,000,000 by adjustments made on the records of the Trustee hereinafter referred to in accordance with the Indenture)] on May 1, 2027 and to pay interest thereon, from April 18, 2007, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 in each year (each, an “Interest Payment Date”), commencing November 1, 2007, at the rate of 4% per annum, until the principal hereof is paid, and at the rate of 4% per annum on any overdue principal and, to the extent permitted by law, on any overdue interest. The Company will pay Contingent Interest to Holders during the period commencing May 6, 2012 and ending on October 31, 2012 and for any six-month period thereafter from and including an Interest Payment Date up to, but excluding, the next Interest Payment Date (each an “Interest Period”), if the average Contingent Interest Trading Price per $1,000 principal amount of the Notes for the five Trading Day measurement period ending on the third Trading Day immediately preceding the first day of the applicable Interest Period (the “Measurement Period”) equals 130% or more of an equal principal amount of the Notes as of the last day of the Measurement Period. The amount of Contingent Interest payable per $1,000 principal amount of Notes in any Interest Period pursuant to this paragraph and Section 1.2(4) of the Supplemental Indenture shall equal 0.25% per annum of the average Contingent Interest Trading Price of $1,000 principal amount of Notes for the applicable Measurement Period. Contingent Interest, if any, will accrue from the first day of any relevant Interest Period.
     Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Notes may be quoted or listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payments of principal shall be made upon the surrender of this Note at any office or agency of the Company as may be designated by it for such purpose in The City of New York, in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, by, at the option of the Holder (i) United States Dollar check drawn on, or (ii) wire transfer to, a United States Dollar account maintained in The City of New York (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of U.S.$5,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date). Payment of interest on this Note may be made by United States Dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth wire instructions not later than the relevant Record Date, by transfer to a United States Dollar account maintained in The City of New York (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of U.S.$5,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date).
     Except as specifically provided herein or in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

FRANKLIN BANK CORP.
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture.
Dated:
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:

Authorized Signatory

[FORM OF REVERSE OF NOTE]
     This Note is one of a duly authorized issue of securities of the Company designated as its “4% Contingent Convertible Senior Notes due 2027” (herein called the “Notes”), limited in aggregate principal amount to U.S.$100,000,000, issued and to be issued under an Indenture, dated as of April 9, 2007, as supplemented by that certain First Supplemental Indenture, dated as of April 18, 2007 (herein called, collectively, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.
     No sinking fund is provided for the Notes.
     Following a Repurchase Date arising as a result of either Section 10.3(2)(ii) or Section 10.3(2)(iii) of the Supplemental Indenture that occurs prior to May 6, 2012 (a “Post-Fundamental Change Redemption”), the Company may redeem the Notes for cash in whole, but not in part, at a Redemption Price equal to U.S.$1,000 per U.S.$1,000 aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Redemption Date.
     On or after May 6, 2012, the Company may redeem all or any portion of the Notes for cash at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Redemption Date. Interest installments on Notes whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture. Whenever in this Note there is a reference, in any context, to the principal of any Note as of any time, such reference shall be deemed to include reference to the Redemption Price payable in respect of such Note to the extent that such Redemption Price is, was or would be so payable at such time, and express mention of the Redemption Price in any provision of this Note shall not be construed as excluding the Redemption Price so payable in those provisions of this Note when such express mention is not made.
     In any case where the due date for the payment of the principal of or interest (including Contingent Interest and Special Interest, if any) on any Note or the last day on which a Holder of a Note has a right to convert his Note shall not be a Business Day, at any Place of Payment or Place of Conversion as the case may be, then payment of principal of or interest (including Contingent Interest and Special Interest, if any) on or delivery for conversion of such Note need not be made on or by such date at such place but may be made on or by the next succeeding Business Day at such Place of Payment or Place of Conversion, as the case may be, with the same force and effect as if made on the date for such payment, or by such last day for conversion, and if the payment is made on such next succeeding Business Day no interest shall accrue on the amount so payable for the period after such due date.
     Subject to the terms and conditions of the Supplemental Indenture, the Company shall become obligated to repurchase, at the option of the Holder on May 1, 2012, May 1, 2017 and May 1, 2022 (each a “Repurchase Date”), all or a portion of the Notes held by such Holder, in any integral multiple of U.S.$1,000, for cash at a price per Note equal to 100% of the aggregate principal amount of the Note (the “Repurchase Price”), together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon to, but excluding, the Repurchase Date upon delivery of a Repurchase Notice containing the information set forth in the Supplemental Indenture, together with the Notes subject thereto, at any time from the opening of business on the date that is 30 Business Days prior to such Repurchase Date until the close of business on the Repurchase Date, and upon delivery of the Notes to the Paying Agent by the Holder as set forth in the Supplemental Indenture.
     If cash sufficient to pay the Repurchase Price and accrued but unpaid interest (including Contingent Interest and Special Interest, if any) on all Notes or portions thereof to be repurchased as of the Repurchase Date is held by the Paying Agent by 10:30 a.m., New York City time, on the Business Day immediately following the Repurchase Date, interest (including Contingent Interest and Special Interest, if any) shall cease to accrue on such Notes (or portions thereof) as of such Repurchase Date and the Holder thereof shall have no other rights as such, other than the right to receive the Repurchase Price and such interest (including Contingent Interest and Special Interest, if any) upon surrender of such Note.
     Upon satisfaction of the conditions set forth in Section 8.1(1) of the Supplemental Indenture, a Holder of a Note may convert any portion of the principal amount of any Note that is an integral multiple of U.S.$1,000 into cash and fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/1,000th of a share) of Common Stock in accordance with the provisions of Section 8.14 of the Supplemental Indenture, unless the Company has made a Physical Settlement Election pursuant to Section 8.15 of the Supplemental Indenture; provided that if such Note is called for redemption or delivered for repurchase pursuant to Article IX or Article X of the Supplemental Indenture, the conversion right will terminate at the close of business on the Business Day immediately preceding the Redemption Date, Repurchase Date or Fundamental Change Repurchase Date, as applicable, of such Note (unless the Company shall default in making the redemption or repurchase payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Note is redeemed or repurchased). Subject to the satisfaction of the conditions set forth in Section 8.1(1) of the Supplemental Indenture, such conversion right shall commence on the initial issuance date of the Notes and expire at the close of business on the date of maturity, subject, in the case of conversion of any Global Security, to any Applicable Procedures. The Conversion Price shall, as of the date of the Supplemental Indenture, initially be $22.00 per share of Common Stock. The Conversion Rate shall, as of the date of the Supplemental Indenture, initially be approximately 45.4545. The Conversion Price and Conversion Rate will be adjusted under the circumstances specified in the Supplemental Indenture. Upon conversion, no adjustment for interest (including Contingent Interest and Special Interest, if any) or

dividends will be made. No fractional shares will be issued upon conversion; in lieu thereof, an amount will be paid in cash in accordance with the provisions of Section 8.14(3) of the Supplemental Indenture. Except as provided in Section 8.2(3) and Section 1.9 of the Supplemental Indenture, delivery of the Principal Return, Net Shares and cash in lieu of fractional shares shall be deemed to satisfy the Company’s obligation to pay the principal amount of a converted Note and accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon. Any accrued interest (including Contingent Interest and Special Interest, if any) payable on a converted Note will be deemed paid in full, rather than canceled, extinguished or forfeited. Notwithstanding the foregoing to the contrary, a Holder that converts its Notes after the Company has called the Notes for redemption pursuant to Section 7.1(1) of the Supplemental Indenture shall be entitled to receive all accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Conversion Date.
     A Holder who elects to convert its Notes (i) in connection with a corporate transaction that occurs on or prior to May 1, 2012 that constitutes a Fundamental Change or (ii) after the Company has called the Notes for redemption pursuant to a Post-Fundamental Change Redemption, will be entitled to receive Additional Shares of Common Stock upon conversion in certain circumstances set forth in the Supplemental Indenture, subject to the provisions of Section 8.1(2) of the Supplemental Indenture.
     To convert a Note, a Holder must (a) complete and manually sign the conversion notice set forth below, if the Note is in definitive form, and deliver such notice to the Conversion Agent, (b) if the Note is in definitive form, surrender the Note to the Conversion Agent, (c) if the Note is in definitive form, furnish appropriate endorsements and transfer documents if required by the Security Registrar or the Conversion Agent, (d) pay any transfer or other tax, if required and (e) if the Note is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Applicable Procedures. If a Holder surrenders a Note for conversion between the close of business on the Regular Record Date and prior to the opening of business on the related Interest Payment Date, including the date of maturity, the Note must be accompanied by payment of an amount equal to the interest (including Contingent Interest and Special Interest, if any) payable on such Interest Payment Date on the principal amount of the Note or portion thereof then converted; provided that no such payment shall be required if such Note has been called for redemption on a Redemption Date within the period between close of business on such Record Date and the opening of business on such Interest Payment Date, or if such Note is surrendered for conversion on the Interest Payment Date. A Holder may convert a portion of a Note equal to U.S.$1,000 or any integral multiple thereof.
     A Note in respect of which a Holder has delivered a Repurchase Notice exercising the option of such Holder to require the Company to repurchase such Note as provided in Article IX or Article X, respectively, of the Supplemental Indenture may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Supplemental Indenture.
     Whenever in this Note there is a reference, in any context, to the payment of interest on, or in respect of, any Note as of any time, such reference shall be deemed to include reference to

Contingent Interest and Special Interest, if any, payable in respect of such Note to the extent that such Contingent Interest and Special Interest, if any, is, was or would be so payable at such time, and express mention of Contingent Interest and Special Interest, if any, in any provision of this Note shall not be construed as excluding Contingent Interest and Special Interest, if any, so payable in those provisions of this Note when such express mention is not made.
     If a Fundamental Change occurs, the Holder of this Note, at the Holder’s option, shall have the right, in accordance with the provisions of the Supplemental Indenture, to require the Company to repurchase this Note (or any portion of the aggregate principal amount hereof that is at least U.S.$1,000 or an integral multiple of U.S.$1,000 in excess thereof, provided that the portion of the aggregate principal amount of this Note to be Outstanding after such repurchase is at least equal to U.S.$1,000) for cash at a Fundamental Change Repurchase Price equal to 100% of the aggregate principal amount thereof plus interest (including Contingent Interest and Special Interest, if any) accrued to, but excluding, the Fundamental Change Repurchase Date, as provided in the Supplemental Indenture. Whenever in this Note there is a reference, in any context, to the principal of any Note as of any time, such reference shall be deemed to include reference to the Fundamental Change Repurchase Price payable in respect of such Note to the extent that such Fundamental Change Repurchase Price is, was or would be so payable at such time, and express mention of the Fundamental Change Repurchase Price in any provision of this Note shall not be construed as excluding the Fundamental Change Repurchase Price so payable in those provisions of this Note when such express mention is not made.
     If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.
     If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Supplemental Indenture. Upon payment (i) of the amount of principal so declared due and payable, together with accrued interest to the date of declaration, and (ii) of interest on any overdue principal and, to the extent permitted by applicable law, overdue interest, all of the Company’s obligations in respect of the payment of the principal of and interest on the Notes shall terminate.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with either (a) the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, or (b) by the adoption of a resolution, at a meeting of Holders of the Outstanding Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented and entitled to vote at such meeting. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.
     As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security or indemnity reasonably satisfactory to the Trustee and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity (or if requested, receipt of security or indemnity). The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest (including Contingent Interest and Special Interest, if any) hereon, on or after the respective due dates expressed herein or for the enforcement of the right to convert this Note as provided in the Indenture.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (including Contingent Interest and Special Interest, if any) on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Indenture.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at such office or agency of the Company as may be designated by it for such purpose in The City of New York, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at such office or agency of the Company. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any agent of the Company, the Trustee or any Agent may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any Agent or other such agent shall be affected by notice to the contrary.
     No recourse for the payment of the principal of or interest on this Note and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of consideration for the issue hereof, expressly waived and released by the Holder hereof.
     THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS
     The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	as tenant in common	UNIF GIFT MIN ACT	______ Custodian ______
TEN ENT	as tenants by the entireties (Cust)		(Cust) (Minor)
JT TEN	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act ______
(State)
     Additional abbreviations may also be used though not in the above list.

ELECTION OF HOLDER TO REQUIRE REPURCHASE
     (1) Pursuant to Section 10.1 of the Supplemental Indenture, the undersigned hereby elects to have this Note repurchased by the Company.
     (2) The undersigned hereby directs the Trustee or the Company to pay it or ______ an amount in cash equal to 100% of the aggregate principal amount to be repurchased (as set forth below), plus interest (including Contingent Interest and Special Interest, if any) accrued to, but excluding, the Fundamental Change Repurchase Date, as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Principal amount to be repurchased (at least U.S.$1,000 or an integral multiple of $1,000 in excess thereof): _________

Remaining aggregate principal amount following such repurchase (not less than U.S.$1,000):

_________
NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

SECTION 3.3 Form of Certificate of Authentication.
     The Trustee’s certificate of authentication shall be in substantially the following form:
     This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee
By:
Authorized Signatory

SECTION 3.4 Form of Conversion Notice.
CONVERSION NOTICE
     The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or any portion of the aggregate principal amount hereof (which is U.S.$1,000 or an integral multiple of U.S.$1,000 in excess thereof, provided that the unconverted portion of such aggregate principal amount is U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof) below designated, into shares of Common Stock in accordance with the terms of the Supplemental Indenture referred to in this Note, and directs that such shares, together with a check in payment for any fractional share and any Notes representing any unconverted aggregate principal amount hereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of Common Stock or Notes are to be registered in the name of a Person other than the undersigned, (a) the undersigned will pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Dated:

Signature(s)
If shares or Notes are to be registered in the name of a Person other than the Holder, please print such Person’s name and address:

(Name)

(Address)

Social Security or other Identification Number, if any

[Signature Guaranteed]
If only a portion of the Notes is to be converted, please indicate:
1.	Principal amount to be converted: U.S.$ _________

2.	Principal amount and denomination of Notes representing unconverted aggregate principal amount to be issued:

Amount: U.S.$_________ Denominations: U.S.$_________
(U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof, provided that the unconverted portion of such aggregate principal amount is U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof)
SECTION 3.5 Form of Assignment.
     For value received _________ hereby sell(s), assign(s) and transfer(s) unto _________ (Please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints _________ as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

ARTICLE IV
REMEDIES
SECTION 4.1 Events of Default.
     Section 501 of the Indenture shall not be applicable to the Notes.
     “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (1) default in the payment of principal of any Notes, when such principal becomes due and payable, at Stated Maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion or make a payment to repurchase Notes tendered in connection with a Fundamental Change or on a Repurchase Date), whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness; or
     (2) default in the payment of any interest (including Contingent Interest and Special Interest, if any) upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days, whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness; or
     (3) failure by the Company to comply with its obligation convert any Notes into cash and/or shares of Common Stock, as applicable, in accordance with Article VIII hereto, and continuance of such failure for a period of 5 days;
     (4) failure by the Company to give a Fundamental Change Company Notice in accordance with Section 10.2; or
     (5) default in the performance, or breach, of any covenant of the Company in this Supplemental Indenture or the Indenture (other than a covenant, a default in the performance or breach of which is specifically dealt with elsewhere in this Section), and continuance of such default or breach for a period of 90 days after there has been given written notice, sent by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
     (6) any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or guarantee thereof) by the Company or any Significant Subsidiary of the Company in an aggregate principal amount in excess of U.S.$10,000,000, whether such indebtedness now exists or shall hereafter be created, is not paid when due (either at its Stated Maturity or upon acceleration thereof), and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after there has been given written notice, sent by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such default to be cured or waived or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or
     (7) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any Significant Subsidiary of the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of either, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or
     (8) the commencement by the Company or any Significant Subsidiary of the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either, or the filing by either of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or State law, or the consent by either to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of either, or the making by either of an assignment for the benefit of creditors, or the admission by either in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary of the Company in furtherance of any such action.
SECTION 4.2 Acceleration of Maturity; Rescission and Annulment.
     Section 502 of the Indenture shall not be applicable to the Notes.
     If an Event of Default (other than an Event of Default specified in Section 4.1(7) or 4.1(8)) occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of and accrued and unpaid interest (including Contingent Interest and Special Interest, if any) on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal and accrued and unpaid interest (including

Contingent Interest and Special Interest, if any) thereon shall become immediately due and payable. If an Event of Default specified in Section 4.1(7) or 4.1(8) occurs, the principal of, and accrued and unpaid interest (including Contingent Interest and Special Interest, if any) on, all the Notes shall ipso facto become immediately due and payable without any declaration or other Act of the Holders or any act on the part of the Trustee.
     Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure by the Company to comply with the provisions of Section 6.1 of this Supplemental Indenture shall, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right to receive special interest (“Special Interest”) on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. Such Special Interest shall be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which such Special Interest began to accrue on the Notes. Special Interest shall accrue on all Outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the provisions of Section 6.1 shall first occur to but not including the 120th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). On such 120th day (or earlier, if the Event of Default relating to the failure to comply with Section 6.1 is cured or waived prior to such 120th day), such Special Interest shall cease to accrue and, if the Event of Default relating to the failure to comply with Section 6.1 shall not have been cured or waived prior to such 120th day, the Notes shall be subject to acceleration as provided in this Section 4.2. The provisions of this paragraph shall not affect the rights of holders in the event of the occurrence of any other Event of Default. In the event the Company shall not elect to pay Special Interest upon an Event of Default resulting from the failure of the Company to comply with the provisions of Section 6.1, the Notes shall be subject to acceleration as provided above in this Section 4.2.
     If the Company shall elect to pay Special Interest in connection with an Event of Default relating to its failure to comply with the requirements of Section 6.1, (1) the Company shall notify all Holders and the Trustee and Paying Agent of such election in writing on or before the close of business on the date on which such Event of Default shall first occur, and (2) all references herein to interest accrued or payable as of any date shall include any Special Interest accrued or payable as of such date as provided in this Section 4.2.
     At any time after such declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article IV provided, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may, on behalf of all Holders, rescind and annul such declaration and its consequences if:
     (1) the Company has paid or deposited with the Trustee a sum sufficient to pay
          (i) all overdue interest on all Notes,

          (ii) the principal on any Notes that have become due otherwise than by such declaration of acceleration and any interest (including Contingent Interest and Special Interest, if any) thereon at the rate borne by the Notes,
          (iii) to the extent permitted by applicable law, interest upon overdue interest at a rate of 4% per annum, and
          (iv) all sums paid or advanced by the Trustee or any Agent hereunder and the reasonable compensation, expenses, disbursements and advances of each of the Trustee and such Agents and their respective agents and counsel;
     (2) all Events of Default, other than the nonpayment of the principal of and interest (including Contingent Interest and Special Interest, if any) on, Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513 of the Indenture; and
     (3) such rescission and annulment would not conflict with any judgment or decree issued in appropriate judicial proceedings regarding the payment by the Trustee to the Holders of the amounts referred to in Section 4.2(1).
     No rescission or annulment referred to above shall affect any subsequent default or impair any right consequent thereon.
ARTICLE V
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
SECTION 5.1 Company May Consolidate, Etc. Only on Certain Terms.
     The Company shall not consolidate with or merge into any other Person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company unless:
     (1) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and, if other than the Company, shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and interest (including Contingent Interest and Special Interest, if any) on all of the Notes as applicable, and the performance or observance of every covenant of this Supplemental Indenture and the Indenture on the part of the Company to be performed or observed and shall have provided for conversion rights in accordance with Article VIII;

     (2) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
     (3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.
SECTION 5.2 Successor Substituted.
     Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer, sale or lease of all or substantially all the properties and assets of the Company in accordance with Section 5.1, the successor Person formed by such consolidation or into or with which the Company is merged or to which such conveyance, transfer, sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture and the Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Supplemental Indenture, the Indenture and the Notes.
SECTION 5.3 Indenture Article VIII.
     The provisions of Article VIII of the Indenture shall not be applicable to the Notes.
ARTICLE VI
CERTAIN COVENANTS
SECTION 6.1 Commission and Other Reports.
     In addition to the covenants contained in Article X of the Indenture, the following covenants shall apply to the Notes:
     (1) The Company shall timely file all reports and other information and documents which it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, and within 15 days after it files them with the Commission, the Company shall file copies of all such reports, information and other documents with the Trustee; provided that any such reports, information and documents filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system shall be deemed to be filed with the Trustee. The Company shall inform the Trustee by electronic mail or other written means that it has filed with the Commission an annual report on Form 10-K or quarterly report on Form 10-Q. The Company also shall at all times comply with the provisions of TIA Section 314(a).

     (2) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
ARTICLE VII
REDEMPTION OF SECURITIES
SECTION 7.1 Right of Redemption.
     (1) At any time during the 30 calendar days following a Repurchase Date arising as a result of either Section 10.3(2)(ii) or Section 10.3(2)(iii) that occurs prior to May 6, 2012 (a “Post-Fundamental Change Redemption”), the Company may call the Notes for redemption for cash in whole, but not in part, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Redemption Date.
     (2) On or after May 6, 2012 the Company may redeem the Notes for cash in whole, or from time to time in part (which must be equal to U.S.$1,000 or any integral multiple thereof), at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Redemption Date.
     (3) Whenever in this Supplemental Indenture or the Indenture there is a reference, in any context, to the principal of any Note as of any time, such reference shall be deemed to include reference to the Redemption Price payable in respect of such Note to the extent that such Redemption Price is, was or would be so payable at such time, and express mention of the Redemption Price in any provision of this Supplemental Indenture shall not be construed as excluding the Redemption Price in those provisions of this Supplemental Indenture or the Indenture when such express mention is not made.
     Interest installments on Notes whose Stated Maturity is on or prior to a Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates.
     Notes or portions of the Notes called for redemption shall be convertible by the Holder in accordance with the provisions of Article VIII until the close of business on the Business Day prior to the Redemption Date.
SECTION 7.2 Conversion Arrangement on Call for Redemption.
     In connection with any redemption of Notes, the Company may arrange for the purchase and conversion of any Notes by an agreement with one or more investment bankers or other purchasers (the “Purchasers”) to purchase such Notes by paying to the Trustee in trust for the Holders, before

10:30 a.m. (New York City time) on the Redemption Date, an amount not less than the applicable Redemption Price, together with interest accrued to, but excluding, the Redemption Date of such Notes. Notwithstanding anything to the contrary contained in this Article VII, the obligation of the Company to pay the Redemption Price, together with interest accrued to, but excluding, the Redemption Date shall be deemed to be satisfied and discharged to the extent such amount is so paid by such Purchasers. If such an agreement is entered into (a copy of which shall be filed with the Trustee prior to the close of business on the Business Day immediately prior to the Redemption Date), any Notes called for redemption that are not duly surrendered for conversion by the Holders thereof may, at the option of the Company, be deemed, to the fullest extent permitted by law, and consistent with any agreement or agreements with such Purchasers, to be acquired by such Purchasers from such Holders and (notwithstanding anything to the contrary contained in Article VIII) surrendered by such Purchasers for conversion, all as of immediately prior to the close of business on the Redemption Date (and the right to convert any such Notes shall be extended through such time), subject to payment of the above amount as aforesaid. At the direction of the Company, pursuant to a written Company Order, the Trustee shall hold and dispose of any such amount paid to it by the Purchasers to the Holders in the same manner as it would money deposited with it by the Company for the redemption of Notes. Without the Trustee’s prior written consent expressly authorizing a change, no arrangement between the Company and such Purchasers for the purchase and conversion of any Notes shall increase or otherwise affect any of the powers, duties, responsibilities or obligations of the Trustee as set forth in this Supplemental Indenture and the Indenture, and the Company agrees to indemnify the Trustee from, and hold it harmless against, any loss, liability or expense arising out of or in connection with any such arrangement for the purchase and conversion of any Notes between the Company and such Purchasers, including the costs and expenses, including reasonable legal fees, incurred by the Trustee in the defense of any claim or liability arising out of or in connection with the exercise or performance of any of its powers, duties, responsibilities or obligations under this Supplemental Indenture and the Indenture.
ARTICLE VIII
CONVERSION OF THE SECURITIES
SECTION 8.1 Conversion Privilege.
     (1) If the Company has not made a Physical Settlement Election and subject to the provisions of this Article VIII, a Holder of a Note may convert each $1,000 principal amount of Notes into cash and Common Stock, if any, at the Conversion Price if any of the conditions described in clauses (i), (ii), (iii), (iv), (v) or (vi) below is satisfied.
          (i) during any fiscal quarter (the “Quarter”) commencing after the Issue Date, if the Common Stock Price for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the Quarter immediately preceding such Quarter (appropriately adjusted to take into account the occurrence, during such 30 consecutive Trading Day period, of any event requiring adjustment of the Conversion Price under this Supplemental Indenture) is more than 130% of the Conversion Price on such 30th Trading Day;

          (ii) during the five consecutive Business Day period after any five consecutive Trading Day period in which the Trading Price per U.S.$1,000 principal amount of Notes, as determined following a request by a Holder in accordance with the procedures described below in Section 8.1(5), for each day of that period was less than 98% of the product of the Common Stock Price for each day of that period and the then-current Conversion Rate;
          (iii) such Note has been called for redemption by the Company pursuant to Section 7.1 and the redemption has not yet occurred, so long as the Holder surrenders such Note for conversion prior to the close of business on the date that is one Business Day prior to the applicable Redemption Date, even if the Note is not otherwise convertible at such time;
          (iv) (A) a distribution to all or substantially all holders of Common Stock of rights, warrants or options entitling them (for a period expiring not more than 60 days after the date of distribution) to subscribe for or purchase shares of Common Stock at a price less than the average Common Stock Price for the 10 Trading Days immediately preceding the date such distribution was first publicly announced; or
                 (B) a distribution to all or substantially all holders of Common Stock of cash or other assets, evidences of Company indebtedness, rights or warrants to purchase or subscribe for Capital Stock or other securities of the Company, where the fair market value of such distribution per share of Common Stock (as determined in good faith by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) exceeds 10% of the Common Stock Price on the Trading Day immediately preceding the date such distribution was first publicly announced;
provided that the Holder shall have no right to convert any Note pursuant to this Section 8.1(1)(iv) if the Holder of a Note otherwise participates in the distribution described in this Section 8.1(1)(iv) on an as-converted basis solely into Common Stock at the then applicable Conversion Price without conversion of such Holder’s Notes;
          (v) if the Company is party to a Fundamental Change or a consolidation, merger, share exchange, sale of all or substantially all of its properties and assets or other similar transaction, in each case pursuant to which the Common Stock is subject to conversion into cash, securities or other property, at any time from and after the 20th scheduled Trading Day prior to the anticipated effective date of such transaction and ending on the 20th Trading Day following the effective date of such transaction. The Company shall give written notice to all Holders and the Trustee at least 30 scheduled Trading Days prior to the anticipated effective date of such transaction; or
          (vi) at any time during the period beginning 30 days prior to, but excluding, any Repurchase Date or May 1, 2027.
     (2) If a Holder elects to convert its Notes (i) in connection with a corporate transaction that occurs on or prior to May 1, 2012, which constitutes a Fundamental Change or (ii) after the Company has called the Notes for redemption pursuant to a Post-Fundamental Change Redemption, then the Conversion Rate of the Notes being converted by such Holder at that time shall be increased so that such Holder will be entitled to receive, in addition to the consideration upon conversion such Holder is otherwise entitled to receive, a number of additional shares of Common Stock (the “Additional Shares”) determined in the manner set forth below; provided that if the Share Price in such transaction is in excess of U.S.$78.50 or less than U.S.$15.70 (subject in each case to adjustment as described in Section 8.5 below), no increase in the Conversion Rate shall be made; and provided further that in no event will the Conversion Rate exceed 63.6946 per U.S.$1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Price as set forth in this Supplemental Indenture. For the avoidance of doubt, the adjustment provided for in this Section 8.1(2) shall only be made with respect to the Notes being converted in connection with such Fundamental Change on or prior to May 1, 2012 and shall not be effective as to any Notes not so converted.
     The increase in the Conversion Rate expressed as a number of Additional Shares per U.S.$1,000 principal amount of Notes will be determined by the Company by reference to the table attached as Schedule A hereto, based on the date the corporate transaction becomes effective (the “Effective Date”) and the share price paid per share of Common Stock in the corporate transaction (the “Share Price”); provided that if holders of the Common Stock receive only cash in such corporate transaction, the Share Price shall be the cash amount paid per share. Otherwise, the Share Price will be the average of the Common Stock Price on the five Trading Days prior to but not including the Effective Date; provided further that if the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the Company shall determine the number of Additional Shares by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year.
     The Share Prices set forth in the first row of the table (i.e., column headers) in Schedule A hereto will be adjusted as of any date on which the Conversion Price of the Notes is adjusted pursuant to this Supplemental Indenture. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Price as so adjusted. The number of Additional Shares will be adjusted in the same manner as the Conversion Price as set forth in this Supplemental Indenture.
     (3) In the case of the foregoing Section 8.1(1)(iv)(A) and Section 8.1(1)(iv)(B), the Company shall cause a notice of such distribution to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder of Notes no later than 20 days prior to the Ex-Dividend Date for such distribution. Once the Company has given such notice, Holders may surrender their Notes for conversion at any time thereafter until the earlier of the close of business on the Business Day prior to the Ex-Dividend Date or the Company’s announcement that such distribution will not take place. The “Ex-Dividend Date” for any such distribution means the date immediately prior to the commencement of “ex-dividend” trading for such distribution on the Nasdaq Global Select Market or such other United States national securities exchange or system of automated dissemination of quotations of securities prices on which the Common Stock is then listed or quoted.

     (4) For each Quarter of the Company commencing after the Issue Date, the Company, or at the request of the Company, the Trustee, on behalf of the Company, will determine, on the first Business Day following the last Trading Day of the prior Quarter, whether the Notes are convertible pursuant to clause (i) of Section 8.1(1), and, if so, will notify the Trustee and the Company in writing.
     (5) The Trustee shall have no obligation to determine the Trading Price of the Notes and whether the Notes are convertible pursuant to clause (ii) of Section 8.1(1) unless the Company has requested such determination in a Company Request; and the Company shall have no obligation to make such request unless a Holder of the Notes provides the Company with reasonable evidence that the Trading Price per U.S.$1,000 principal amount of Notes is reasonably likely to be less than 98% of the product of the Common Stock Price and the Conversion Rate then in effect per U.S.$1,000 principal amount of Notes. At such time, the Company shall instruct the Trustee in a Company Request to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per U.S.$1,000 principal amount of Notes is greater than 98% of the product of (A) the Common Stock Price and (B) the then current Conversion Rate, and to notify the Company accordingly.
     (6) A Holder may convert a portion of a Note equal to U.S.$1,000 or any integral multiple thereof. Provisions of this Supplemental Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.
     If a Note is called for redemption pursuant to Section 7.1, in order to convert such Note if such Note is then convertible pursuant to the terms of this Supplemental Indenture, the Holder must deliver the Note to the Conversion Agent (or, if the Note is held in book-entry form, complete and deliver to the Depositary appropriate instructions in accordance with the Applicable Procedures) at any time prior to the close of business on the day that is one Business Day prior to the applicable Redemption Date (unless the Company shall default in paying the Redemption Price when due, in which case the conversion right shall terminate on the date such default is cured and such Note is redeemed). A Note in respect of which a Holder has delivered a Repurchase Notice pursuant to Article IX or a similar notice pursuant to Section 10.2 exercising the option of such Holder to require the Company to repurchase such Note may be converted only if such Repurchase Notice or Fundamental Change Company Notice, as the case may be, is withdrawn by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Business Day prior to the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, in accordance with Article IX or Article X.
     (7) A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes into Common Stock.
SECTION 8.2 Conversion Procedure.
     (1) To convert a Note, a Holder must (i) if the Note is in definitive form, complete and manually sign the irrevocable conversion notice on the back of the Note and deliver such notice to the Conversion Agent, (ii) if the Note is in definitive form, surrender the Note to the Conversion

Agent, (iii) if the Note is in definitive form, furnish appropriate endorsements and transfer documents if required by the Security Registrar or the Conversion Agent, (iv) pay any transfer or other tax, if required by Section 8.3 and (v) if the Note is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Applicable Procedures. As promptly as practicable after the later of the Conversion Date and the date that all calculations necessary to make such payment and delivery have been made, but in no event later than five Business Days after the later of those days, the Company shall deliver to the Holder through the Conversion Agent cash and shares of Common Stock, as applicable, in the amounts calculated in accordance with Section 8.14 or Section 8.15, as applicable.
     (2) The person in whose name the shares of Common Stock are issuable upon conversion shall be deemed to be a holder of record of such Common Stock on the later of (i) the Conversion Date, (ii) the expiration of the period in which the Company may elect to deliver cash in lieu of shares of Common Stock if the Company has not made a Physical Settlement Election, or (iii) if the Company has not made a Physical Settlement Election and elects to deliver cash in lieu of some, but not all, of such shares of Common Stock, the date on which the amount of cash issuable per Note has been determined; provided that no surrender of a Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided, further that such conversion shall be at the Conversion Price in effect on the date that such Note shall have been surrendered for conversion, as if the stock transfer books of the Company had not been closed. Upon conversion of a Note, such Person shall no longer be a Holder of such Note.
     (3) No payment or adjustment will be made for accrued but unpaid interest (including Contingent Interest and Special Interest, if any) on a converted Note or for dividends or distributions on shares of Common Stock issued upon conversion of a Note. The Company shall not adjust the Conversion Price to account for the accrued but unpaid interest. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date and prior to the opening of business on the next Interest Payment Date, including the date of maturity, Holders of such Notes at the close of business on such Regular Record Date shall receive the accrued but unpaid interest (including Contingent Interest and Special Interest, if any) payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. In such event, such Note, when surrendered for conversion, must be accompanied by delivery of a check payable to the Conversion Agent in an amount equal to the accrued but unpaid interest (including Contingent Interest and Special Interest, if any) payable on such Interest Payment Date on the portion so converted. If such payment does not accompany such Note, the Note shall not be converted; provided that no such check shall be required (i) if such Note has been called for redemption, (ii) if the Company has specified a Fundamental Change Repurchase Date, (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note; or (iv) in respect of any conversions that occur (a) between the Record Date immediately preceding a

Repurchase Date and the related Repurchase Date or (b) after the Record Date immediately preceding May 1, 2027. If the Company defaults in the payment of interest (including Contingent Interest and Special Interest, if any) payable on the Interest Payment Date, the Conversion Agent shall promptly repay such funds to the Holder. Notwithstanding anything in this Supplemental Indenture or in the Indenture to the contrary, a Holder that converts its Notes after the Company has called the Notes for redemption pursuant to Section 7.1(1) of this Supplemental Indenture shall be entitled to receive all accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Conversion Date.
     (4) Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver to the Holder, a new Note equal in principal amount to the unconverted portion of the Note surrendered.
SECTION 8.3 Taxes on Conversion.
     If a Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion. However, the Holder shall pay any tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.
SECTION 8.4 Company to Provide Stock.
     The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to permit the conversion of all outstanding Notes into shares of Common Stock.
     The Company covenants that all shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free of any lien or adverse claim.
     The Company will comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted.
SECTION 8.5 Adjustment of Conversion Price.
     The Conversion Price shall be adjusted (without duplication) from time to time by the Company as follows:

     (1) In case the Company shall (i) pay a dividend or other distribution in shares of Common Stock to all or substantially all holders of Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares or (iii) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or been entitled to receive had such Note been converted immediately prior to the happening of such event. For the purposes of calculating the Conversion Price adjustment pursuant to this Section 8.5(1), Holders of a Note shall be treated as if they had the right to convert the Note solely into Common Stock at the then applicable Conversion Price. An adjustment made pursuant to this Section 8.5(1) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification.
     (2) In case the Company shall issue to all or substantially all holders of Common Stock rights, warrants or options entitling such holders (for a period expiring not more than 60 days after the date of distribution) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the average Common Stock Price for the 10 Trading Days immediately preceding the date the distribution of such rights, warrants or options was first publicly announced by the Company, the Conversion Price shall be decreased so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such issue by a fraction,
          (i) the numerator of which shall be the number of shares of Common Stock outstanding on such date of public announcement, plus the number of shares which the aggregate subscription or purchase price for the total number of shares of Common Stock offered by the rights, warrants or options so issued (or the aggregate conversion price of the convertible securities offered by such rights, warrants or options) would purchase at such average Common Stock Price, and
          (ii) the denominator of which shall be the number of shares of Common Stock outstanding on such date of public announcement plus the number of additional shares of Common Stock offered by such rights, warrants or options (or into which the convertible securities so offered by such rights, warrants or options are convertible), provided that no adjustment will be made if Holders of the Notes are entitled to participate in the distribution on substantially the same terms as holders of the Common Stock as if such Holders had converted their Notes solely into Common Stock immediately prior to such distribution at the then applicable Conversion Price. Such adjustment shall be made successively whenever any such rights, warrants or options are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights, warrants or options are exercisable not all rights, warrants or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been upon application of the foregoing adjustment substituting the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued) for the total number of shares of Common Stock offered (or convertible securities offered).

     (3) In case the Company shall distribute to all or substantially all holders of Common Stock any shares of Capital Stock of the Company (other than Common Stock) or evidences of its indebtedness, other securities or other assets, or shall distribute to all holders of Common Stock, rights (other than the rights distributed pursuant to a Rights Plan, if any, to the extent that such rights have been distributed to the holders of the Notes as described below), warrants or options to subscribe for or purchase any of its securities (excluding (i) those rights, options and warrants referred to in Section 8.5(2); (ii) those dividends, distributions, subdivisions and combinations referred to in Section 8.5(1); and (iii) those dividends and distributions paid in cash referred to in Section 8.5(5)), then in each such case the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction,
          (i) the numerator of which shall be the Market Price on the record date for the determination of holders of Common Stock entitled to receive such distribution less the fair market value on such record date (as determined in good faith by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the Capital Stock or evidences of indebtedness, securities or assets so distributed or of such rights, warrants or options, in each case applicable to one share of Common Stock, and
          (ii) the denominator of which shall be the Market Price on such record date, such adjustment to become effective immediately after the record date for such distribution; provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion, in addition to the cash and Common Stock issuable upon such conversion, as applicable, the distribution such Holder would have received had such Holder converted its Note solely into Common Stock at the then applicable Conversion Price immediately prior to the record date for such distribution; provided that no adjustment will be made if Holders of the Notes are entitled to participate in the distribution on substantially the same terms as holders of the Common Stock as if such Holders had converted their Notes solely into Common Stock immediately prior to such distribution at the then applicable Conversion Price;
Notwithstanding the foregoing, if the distribution by the Company to all or substantially all holders of its Common Stock consists of Capital Stock of, or similar Equity Interests in, a Subsidiary or other business unit of the Company (unless such Capital Stock or similar Equity Interests are distributed to holders in such distribution as if such holders had converted their Notes into Common Stock), the Conversion Price shall be decreased so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction:
          (i) the numerator of which shall be the average Common Stock Price over the Spinoff Valuation Period; and
          (ii) the denominator of which shall be the sum of (x) the average Common Stock Price over the ten (10) consecutive Trading Day period (the “Spinoff Valuation Period”)

commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Select National Market or such other national or regional exchange or market on which the Common Stock is then listed or quoted plus (y) the average fair market value (as determined by the Board of Directors and described in a resolution of the Board of Directors, which determination shall equal the average closing sale price where such closing sale price is available) over the Spinoff Valuation Period of the portion of the assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such record date; provided that the Company may in lieu of the foregoing adjustment make adequate provision so that each Holder shall have the right to receive upon conversion the amount of the distribution such Holder would have received had such Holder converted its Note on the record date with respect to such distribution. If any dividend or distribution of the type described in this Section 8.5(3) is declared but not so paid or made, such adjustment to the Conversion Price shall be reversed. In any case in which this paragraph is applicable, Section 8.5(1), Section 8.5(2) and the first paragraph of this Section 8.5(3) shall not be applicable.
     To the extent that the Company has a share rights plan (“Rights Plan”) in effect upon conversion of Notes, the Holders of the Notes will receive, in addition to the cash and/or Common Stock issuable upon conversion, as applicable, the rights under the Rights Plan, unless the rights have separated from the Common Stock at the time of the conversion, and, as a result, upon conversion of the Notes, the Holder of the Notes would not be entitled to receive the rights, then in such case the Conversion Price will be adjusted as described in this Section 8.5(3).
     (4) In case the Company or any Subsidiary of the Company makes a payment in respect of a tender or exchange offer to holders of Common Stock where the cash and value of any other consideration included in the payment per share exceeds the Common Stock Price on the last Trading Day prior to the Offer Expiration Time, the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Offer Expiration Time by a fraction,
          (i) the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the last time (the “Offer Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) multiplied by the Common Stock Price on the Trading Day next succeeding the Offer Expiration Time, and
          (ii) the denominator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares of Common Stock validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Offer Expiration Time and the Common Stock Price on the Trading Day next succeeding the Offer Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Offer Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made.
     (5) In case the Company shall declare a cash dividend or cash distribution to all or substantially all of the holders of Common Stock, the Conversion Price shall be decreased so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by a fraction,
          (i) the numerator of which shall be the average of the Common Stock Price for the three consecutive Trading Days ending on the Trading Day immediately preceding the record date for such dividend or distribution (the “Pre-Dividend Sale Price”), minus the amount of the dividend or distribution to the extent payable in cash applicable to one share of Common Stock, and
          (ii) the denominator of which shall be the Pre-Dividend Sale Price, such adjustment to become effective immediately after the record date for such dividend or distribution; provided that if the numerator of the foregoing fraction is less than U.S.$1.00 (including a negative amount), then in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion, in addition to the cash and Common Stock issuable upon such conversion, as applicable, the amount of cash such Holder would have received had such Holder converted its Note solely into Common Stock at the then applicable Conversion Price immediately prior to the record date for such cash dividend or cash distribution. If such cash dividend or cash distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.
     (6) [Reserved].
     (7) In any case in which this Section 8.5 shall require that an adjustment be made immediately following a record date established for purposes of this Section 8.5, the Company may elect to defer (but only until three Business Days following the filing by the Company with the Trustee of the certificate described in Section 8.9) issuing to the holder of any Note converted after such record date the cash, shares of Common Stock and other Capital Stock of the Company issuable upon such conversion over and above the cash, shares of Common Stock and other Capital Stock of the Company issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the cash and shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.
     (8) Before taking any action which would cause an adjustment decreasing the Conversion Price so that the shares of Common Stock issuable upon conversion of the Notes would be issued for less than the par value of such Common Stock, the Company will take all corporate action which may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Conversion Price.
SECTION 8.6 No Adjustment.
     No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided that any adjustments which by reason of this Section 8.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Regardless of whether the aggregate adjustment is less than 1%, the Company will make such carried forward adjustments upon conversion of the Notes, within one year of the first such adjustment carried forward, if the Company has called the Notes for redemption, upon a Fundamental Change, upon the Stated Maturity of the Notes or when a Holder converts its Notes. All calculations under this Article VIII shall be made to the nearest cent, with one-half cent rounded up, or to the nearest one thousandth (0.001) of a share, with each one-half thousandth (0.0005) of a share being rounded up, as the case may be.
     No adjustment need be made upon the issuance of Common Stock under any present or future employee benefits plan or program of the Company or in connection with an acquisition made by the Company.
     No adjustment need be made upon the issuance of Common Stock pursuant to (i) the exercise of any options, warrants or rights to purchase such Common Stock (other than options, warrants or rights issued under an employee benefit plan or program), (ii) the exchange of any exchangeable securities for such Common Stock or (iii) the conversion of any convertible securities into such Common Stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding at the Issue Date.
     No adjustment need be made for a change in the par value or a change to no par value of the Common Stock.
SECTION 8.7 Equivalent Adjustments.
     If, as a result of an adjustment made pursuant to Section 8.5 above, the Holder of any Note thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock of the Company other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any Notes shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article VIII.
SECTION 8.8 Adjustment for Tax Purposes.
     The Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by Section 8.5, as the Board of Directors in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or other securities, or distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its holders of Common Stock shall not be taxable to such holders.
SECTION 8.9 Notice of Adjustment.
     Whenever the Conversion Price (or Conversion Rate) is adjusted, or Holders become entitled to other securities or due bills, the Company shall promptly mail to Holders a notice of the adjustment and file with the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment, absent manifest error, and the Trustee may conclusively assume that, unless and until such certificate is received by it, no such adjustment is required.
SECTION 8.10 Notice of Certain Transactions.
     In case:
     (1) the Company shall declare a dividend (or any other distribution) on the Common Stock; or
     (2) the Company shall authorize the granting, generally, to the holders of Common Stock of rights, warrants or options to subscribe for or purchase any share of any class or any other rights, warrants or options; or
     (3) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation, merger, or share exchange to which the Company is a party and for which approval of any holders of Common Stock is required, or of the sale or transfer of all or substantially all of the properties and assets of the Company; or
     (4) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;
the Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder of Notes as promptly as possible but in any event at least ten days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, share exchange, transfer, dissolution, liquidation or winding-up.

SECTION 8.11	Effect of Reclassification, Consolidation, Merger, Share Exchange or Sale on Conversion Privilege.
     If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); (ii) any consolidation, combination, merger or share exchange to which the Company is a party other than a merger in which the Company is the resulting or surviving corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company, in each case pursuant to which shares of Common Stock are converted into cash, securities or other property, then the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, share exchange, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right to convert such Note into the kind and amount of cash, securities or other property receivable upon such reclassification, change, consolidation, merger, share exchange, sale or conveyance by a holder that such Holder would have received if such Holder had converted such Notes solely into shares of Common Stock at the then applicable Conversion Price of such Note immediately prior to such reclassification, change, consolidation, merger, share exchange, sale or conveyance. Such supplemental indenture shall (a) provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable (to the extent the Company has not made a Physical Settlement Election) to the adjustments of the conversion privilege and Conversion Price provided for in this Article VIII, (b) set forth appropriate modifications to the means of determining the Conversion Value and other settlement provisions specified in Section 8.14 so as to be, in the good faith determination of the Company’s Board of Directors, nearly equivalent to such provisions as may be practicable (to the extent the Company has not made a Physical Settlement Election) and (c) specify the Conversion Price immediately after such transactions. If, in the case of any such consolidation, merger, share exchange, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of Capital Stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, share exchange, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 8.11 shall similarly apply to successive consolidations, mergers, share exchanges, sales or conveyances. Notwithstanding the foregoing, a distribution by the Company to all or substantially all holders of Common Stock for which an adjustment to the Conversion Price or provision for conversion of the Notes may be made pursuant to Section 8.5 shall not be deemed to be a sale or conveyance of all or substantially all of the properties and assets of the Company for purposes of this Section 8.11.

     In the event the Company shall execute a supplemental indenture pursuant to this Section 8.11, the Company shall promptly file with the Trustee an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by the Indenture and an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or other property receivable by Holders of the Notes upon the conversion of their Notes after any such reclassification, change, consolidation, merger, share exchange, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.
SECTION 8.12 Trustee’s Disclaimer.
     The Trustee has no duty to determine when an adjustment under this Article VIII should be made, how it should be made or what such adjustment should be made, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be fully protected in relying upon, the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 8.9. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes, and the Trustee shall not be responsible for the Company’s failure to comply with any provisions of this Article VIII. Each Conversion Agent (other than the Company or an Affiliate of the Company) shall have the same protection under this Section 8.12 as the Trustee.
     The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 8.11, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 8.11.
SECTION 8.13 Voluntary Reduction.
     The Company from time to time may reduce the Conversion Price by any amount for any period of time if such period is at least 20 Trading Days or such longer period as may be required by law and if the reduction is irrevocable during such period, if the Board of Directors determines, in good faith, that such decrease would be in the best interests of the Company; provided that in no event may the Conversion Price be less than the par value of a share of Common Stock. Any such determination by the Board of Directors shall be conclusive.
SECTION 8.14 Conversion Value of Notes Tendered.
     (1) Unless the Company has made a Physical Settlement Election, the Company will satisfy its obligation to convert a Holder’s Note pursuant to Section 8.1 with respect to each $1,000 principal amount of Notes tendered for conversion in cash and shares of fully paid Common Stock, if applicable, as follows:
(A) cash (the “Principal Return”) in an amount equal to the lesser of (1) $1,000 and
(2) the Conversion Value; and

(B) if the Conversion Value is greater than $1,000, a number of shares of Common Stock (the “Net Shares”) equal to the sum of the Daily Share Amounts for each of the 20 consecutive Trading Days in the Conversion Reference Period, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the Conversion Reference Period.
     (2) For the purposes of Section 8.14(1) in the event that any of Conversion Value, Daily Share Amounts, Volume Weighted Average Price or any other computation required of this Section 8.14 cannot be determined or do not produce results consistent with the provisions of this Article VIII for all portions of the Conversion Reference Period, the Company’s Board of Directors shall in good faith determine the values necessary to calculate the Conversion Value, Daily Share Amounts and Volume Weighted Average Price, as applicable.
     (3) The Company will not issue fractional shares of Common Stock upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. In lieu of any fractional shares, the Company will pay an amount in cash for the current market value of the fractional shares. The current market value of a fractional share shall be determined (calculated to the nearest 1/100th of a share) by multiplying the arithmetic average of the Volume Weighted Average Price of the Common Stock for each of the 20 consecutive Trading Days of the Conversion Reference Period by such fractional share and rounding the product to the nearest whole cent.
     (4) Except as provided in Section 8.2(3) and Section 1.9, delivery of the cash obligation upon conversion, Daily Share Amount and cash in lieu of fractional shares, as applicable, shall be deemed to satisfy the Company’s obligation to pay the principal amount of a converted Note and accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon. Any accrued interest (including Contingent Interest and Special Interest, if any) payable on a converted Note shall be deemed paid in full rather than canceled, extinguished or forfeited.
     (5) Neither the Trustee nor the Conversion Agent has any duty to determine or calculate the Conversion Value, Daily Conversion Value, Daily Share Amount, the number of shares of Common Stock to be issued upon conversion, if any, or any other computation required under this Article VIII, all of which shall be determined by the Company in accordance with the provisions of this Supplemental Indenture, and the Trustee and Conversion Agent shall not be under any responsibility to determine the correctness of any such determinations and/or calculations and may conclusively rely on the correctness thereof.
SECTION 8.15 Physical Settlement Election.
     (1) At any time prior to May 1, 2027, the Company may make an irrevocable election to provide, upon the conversion of outstanding Notes, in lieu of providing the Principal Return and the Net Shares, if any, as provided by Section 8.14, shares of Common Stock at the Conversion Price for each $1,000 principal amount of Notes converted (and the amount of any cash in lieu of fractional shares pursuant to Section 8.14(3)) (a “Physical Settlement Election”). In the event that the Company makes a Physical Settlement Election, the Company shall promptly issue a press release and mail to Holders and file with the Trustee a notice of such election.
     (2) Notwithstanding anything contained in Section 8.1 to the contrary, and subject to Section 10.1, upon making a Physical Settlement Election, any Note or portion thereof that is an integral multiple of $1,000 principal amount may be converted at the option of the Holder into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock at any time prior to the close of business on the Business Day immediately preceding May 1, 2027 or such earlier date set forth in this Article VIII at the Conversion Price in effect at such time.
     (3) Prior to making a Physical Settlement Election, the Company may irrevocably waive the right to make a Physical Settlement Election in the future with respect to the Notes by delivering to the Trustee a notice of such election (a “Waiver Election”). Any Waiver Election shall irrevocably waive the Company’s ability to make a Physical Settlement Election at any time in the future with respect to the Notes. A Waiver Election may not be made if the Company has previously made a Physical Settlement Election.
SECTION 8.16 Simultaneous Adjustments.
     In the event that this Article VIII requires adjustments to the Conversion Price under more than one of Section 8.5(1) and Section 8.5(3), and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 8.5(3), as applicable, and, second, the provisions of Section 8.5(1). If more than one event requiring adjustment pursuant to Section 8.5 shall occur before completing the determination of the Conversion Price for the first event requiring such adjustment, then the Board of Directors (whose determination shall, if made in good faith, be conclusive) shall make such adjustments to the Conversion Price (and the calculation thereof) after giving effect to all such events as shall preserve for Holders the Conversion Price protection provided in Section 8.5.
ARTICLE IX
REPURCHASES OF NOTES AT OPTION OF HOLDER ON SPECIFIED DATES
SECTION 9.1 Repurchase of Notes at Option of the Holder on Specified Dates.
     (1) At the option of the Holder, the Company shall repurchase on May 1, 2012, May 1, 2017 and May 1, 2022 (each, a “Repurchase Date”) all or a portion of the Notes held by such Holder for cash at a price per Note equal to 100% of the aggregate principal amount of the Note (the “Repurchase Price”), together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon, up to but not including the Repurchase Date.
     Notes shall be repurchased pursuant to this Section 9.1 at the option of the Holder thereof upon:

          (i) delivery to the Company and the Paying Agent by the Holder of a written notice (a “Repurchase Notice”) at any time from the opening of business on the date that is 30 Business Days prior to the Repurchase Date until the close of business on such Repurchase Date stating:
               (a) if the Note which the Holder will deliver to be repurchased is a Note in definitive form, the certificate number of such Note, or if such Note is a Global Security, the notice must comply with the Applicable Procedures;
               (b) the portion of the principal amount of the Note which the Holder will deliver to be repurchased, which portion must be in a principal amount of U.S.$1,000 or any integral multiple thereof; and
               (c) that such Note shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in this Supplemental Indenture; and
          (ii) delivery or book-entry transfer of such Note to the Paying Agent prior to, on or after the Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Repurchase Price therefor, together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any); provided that the Repurchase Price, together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon, shall be so paid pursuant to this Section 9.1 only if the Note so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Repurchase Notice.
     The Company shall repurchase from the Holder thereof, pursuant to this Section 9.1, a portion of a Note if the principal amount of such portion is U.S.$1,000 or an integral multiple of U.S.$1,000. Provisions of this Supplemental Indenture that apply to the repurchase of all of a Note also apply to the repurchase of a portion of a Note.
     Any repurchase by the Company contemplated pursuant to the provisions of this Section 9.1 shall be consummated by the delivery to the Paying Agent of the Repurchase Price, together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon, to be received by the Holder promptly following the later of the Repurchase Date and the time of delivery or book-entry transfer of the Note to the Paying Agent in accordance with this Section 9.1.
     Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Repurchase Notice contemplated by this Section 9.1(1) shall have the right to withdraw such Repurchase Notice at any time prior to the close of business on the Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent at the principal office of the Paying Agent in accordance with Section 9.2.
     The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

     (2) Company Repurchase Notice. In connection with any repurchase of Notes pursuant to this Section 9.1, the Company shall give written notice of the Repurchase Date to the Holders (the “Company Repurchase Notice”). The Company Repurchase Notice shall be sent by first-class mail to the Trustee, to each Holder and to beneficial owners as required by applicable law in accordance with the Indenture, not less than 30 Business Days prior to any Repurchase Date. Each Company Repurchase Notice shall include a form of Repurchase Notice to be completed by a Holder and shall state:
          (i) the Repurchase Price, the Conversion Price and accrued, but unpaid interest, if any (including Contingent Interest and Special Interest, if any) to, but excluding, the Repurchase Date;
          (ii) the name and address of the Paying Agent and the Conversion Agent;
          (iii) that Notes as to which a Repurchase Notice has been given may be converted only if (x) the applicable Repurchase Notice has been withdrawn in accordance with the terms of this Supplemental Indenture and (y) the Notes may be converted pursuant to Article VIII of the Supplemental Indenture;
          (iv) that Notes must be surrendered to the Paying Agent to collect payment of the Repurchase Price and accrued but unpaid interest (including Contingent Interest and Special Interest, if any);
          (v) that the Repurchase Price for any Notes as to which a Repurchase Notice has been given and not withdrawn, together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) payable with respect thereto, shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes as described in clause (iv);
          (vi) the procedures the Holder must follow under this Section 9.1;
          (vii) the conversion rights of the Notes;
          (viii) that, unless the Company defaults in making payment of such Repurchase Price, interest (including Contingent Interest and Special Interest, if any) on Notes covered by any Repurchase Notice will cease to accrue on and after the Repurchase Date;
          (ix) the CUSIP number of the Notes; and
          (x) the procedures for withdrawing a Repurchase Notice (as specified in Section 9.2).
     At the Company’s request, which shall be made at least three Business Days prior to the date by which the Company Repurchase Notice is to be given to the Holders in accordance with this Section 9.1, and at the Company’s expense, the Trustee shall give the Company Repurchase Notice in the Company’s name; provided that, in all cases, the text of the Company Repurchase Notice shall be prepared by the Company.
     If any of the Notes is in the form of a Global Security, then the Company shall modify such notice to the extent necessary to accord with the Applicable Procedures that apply to the repurchase of Global Securities.
SECTION 9.2 Effect of Repurchase Notice.
     Upon receipt by the Paying Agent of a Repurchase Notice, the Holder of the Note in respect of which such Repurchase Notice was given shall (unless such Repurchase Notice is withdrawn as specified in the following two paragraphs) thereafter be entitled to receive solely the Repurchase Price, together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon, to but not including the Repurchase Date with respect to such Note. Such Repurchase Price, together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon, to but not including the Repurchase Date shall be paid to such Holder, subject to receipt of funds by the Paying Agent, promptly following the later of (x) the Repurchase Date with respect to such Note (provided that the conditions in Section 9.1 have been satisfied) and (y) the time of delivery or book-entry transfer of such Note to the Paying Agent by the Holder thereof in the manner required by Section 9.1. Notes in respect of which a Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article VIII hereof on or after the date of the delivery of such Repurchase Notice unless such Repurchase Notice has first been validly withdrawn as specified in the following two paragraphs.
     A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to the close of business on the Business Day prior to the Repurchase Date specifying:
          (i) if the Note with respect to which such notice of withdrawal is being submitted is a Note in definitive form, the certificate number of such Note, or if such Note is a Global Security, the notice must comply with the Applicable Procedures;
          (ii) the principal amount of the Note with respect to which such notice of withdrawal is being submitted; and
          (iii) the principal amount, if any, of such Note which remains subject to the original Repurchase Notice and which has been or will be delivered for repurchase by the Company.
     There shall be no repurchase of any Notes pursuant to Section 9.1 if an Event of Default (other than a default in the payment of the Repurchase Price) has occurred prior to, on or after, as the case may be, the giving by the Holders of such Notes of the required Repurchase Notice and such Event of Default is continuing. The Paying Agent will promptly return to the respective Holders thereof any Notes (x) with respect to which a Repurchase Notice has been withdrawn in compliance with this Supplemental Indenture, or (y) held by it during the continuance of an Event of Default

(other than a default in the payment of the Repurchase Price) in which case, upon such return, the Repurchase Notice with respect thereto shall be deemed to have been withdrawn.
SECTION 9.3 Deposit of Repurchase Price.
     Prior to 10:30 a.m. (New York City time) on the Business Day immediately following the Repurchase Date the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary thereof or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Repurchase Price together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon, to but not including the Repurchase Date of all the Notes or portions thereof which are to be repurchased as of the Repurchase Date.
     If the Paying Agent holds money sufficient to pay the Repurchase Price of all Notes on the Business Day immediately following such Repurchase Date in accordance with this Supplemental Indenture, then on and after such Business Day, the Notes shall cease to be outstanding, whether or not the Notes are delivered to the Paying Agent, and all other rights of the Holder under this Supplemental Indenture and the Indenture shall terminate, except the right to receive the Repurchase Price thereof upon delivery of the Notes
SECTION 9.4 Notes Repurchased in Part.
     Any Note in definitive form that is to be repurchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, one or more new Notes in definitive form, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note in definitive form so surrendered which is not repurchased.
SECTION 9.5 Covenant to Comply with Notes Laws upon Repurchase of Notes.
     When complying with the provisions of Section 9.1 hereof (so long as such offer or repurchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or repurchase), the Company shall (i) comply in all material respects with Rule 13e-4 and Rule 14e-1 under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and (iii) otherwise comply in all material respects with all federal and state securities laws so as to permit the rights and obligations under Section 9.1 to be exercised in the time and in the manner specified in Section 9.1.
     If any of the provisions of this Article IX are inconsistent with applicable law, such law shall govern.

SECTION 9.6 Repayment to the Company.
     To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 9.3 exceeds the aggregate Repurchase Price of the Notes or portions thereof which the Company is obligated to repurchase as of the Repurchase Date together with accrued but unpaid interest (including Contingent Interest and Special Interest, if any) thereon, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Repurchase Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.
ARTICLE X
REPURCHASE OF SECURITIES AT THE OPTION OF THE HOLDER
SECTION 10.1 Right to Require Repurchase Upon a Fundamental Change.
     In the event that a Fundamental Change (as hereinafter defined) shall occur, then each Holder shall have the right, at the Holder’s option, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, all of such Holder’s Notes not theretofore converted or called for redemption, or any portion of the aggregate principal amount thereof that is equal to U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof (provided that no single Note may be repurchased in part unless the portion of the aggregate principal amount of such Note to be Outstanding after such repurchase is equal to U.S.$1,000 or integral multiples of U.S.$1,000 in excess thereof), on the date (the “Fundamental Change Repurchase Date”) that is 30 Business Days after the date of the Fundamental Change Company Notice (as defined in Section 10.2) at a purchase price equal to 100% of the aggregate principal amount of the Notes to be repurchased plus interest accrued but unpaid to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”); provided, however, that installments of interest on Notes whose Stated Maturity is on or prior to the Fundamental Change Repurchase Date shall be payable to the Holders of such Notes, or one or more Predecessor Securities, registered as such on the relevant Record Date according to their terms and the provisions of Section 1.2(3) of this Supplemental Indenture. Such right to require the repurchase of the Notes shall not continue after a discharge of the Company from its obligations with respect to the Notes in accordance with Article V of the Indenture, unless a Fundamental Change shall have occurred prior to such discharge. Whenever in this Supplemental Indenture there is a reference, in any context, to the principal of any Note as of any time, such reference shall be deemed to include reference to the Fundamental Change Repurchase Price payable in respect of such Note to the extent that such Fundamental Change Repurchase Price is, was or would be so payable at such time, and express mention of the Fundamental Change Repurchase Price in any provision of this Supplemental Indenture shall not be construed as excluding the Fundamental Change Repurchase Price in those provisions of this Supplemental Indenture when such express mention is not made.
SECTION 10.2 Notices; Method of Exercising Repurchase Right, Etc.
     (1) Unless the Company shall have theretofore called for redemption all of the Outstanding Notes, on or before the 30th day after the occurrence of a Fundamental Change, the Company or, at the request in a Company Order and expense of the Company on or before the 15th day after such occurrence, the Trustee, shall give to all Holders of Notes, in the manner provided in Section 106 of the Indenture, notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change and of the repurchase right set forth herein arising as a result thereof. The Company shall also deliver a copy of such Fundamental Change Company Notice to the Trustee. If such notice is to be given by the Trustee, the Company shall deliver, on or before the fifth day after such occurrence, a Company Order requesting the Trustee to give such notice and setting forth all the information to be included in such notice including the information set forth below.
     Each Fundamental Change Company Notice shall state:
          (i) the Fundamental Change Repurchase Date,
          (ii) the date by which the repurchase right must be exercised,
          (iii) the Fundamental Change Repurchase Price,
          (iv) a description of the procedure that a Holder must follow to exercise a repurchase right, and the place or places where such Notes are to be surrendered for payment of the Fundamental Change Repurchase Price and accrued interest, if any (including Contingent Interest and Special Interest, if any), to the Fundamental Change Repurchase Date,
          (v) that on the Fundamental Change Repurchase Date the Fundamental Change Repurchase Price, and accrued interest, if any (including Contingent Interest and Special Interest, if any), to, but excluding, the Fundamental Change Repurchase Date will become due and payable upon each such Note designated by the Holder to be repurchased, and that interest thereon shall cease to accrue on and after said date,
          (vi) the Conversion Rate then in effect, the date on which the right to convert the aggregate principal amount of the Notes to be repurchased will terminate and the place or places where such Notes may be surrendered for conversion, and
          (vii) the place or places that the Note certificate with the Election of Holder to Require Repurchase as specified in Section 3.2 shall be delivered.
     No failure of the Company to give the foregoing notices or defect therein shall limit any Holder’s right to exercise a repurchase right or affect the validity of the proceedings for the repurchase of Notes.
     If any of the foregoing provisions or other provisions of this Article X are inconsistent with applicable law, such law shall govern.
     (2) To exercise a repurchase right pursuant to Article X, a Holder shall deliver to the Trustee on or before the close of business on the Business Day prior to the Fundamental Change Repurchase Date (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the aggregate principal amount of the Notes to be repurchased (and, if any Note is to repurchased in part, the serial number thereof, the portion of the aggregate principal amount thereof to be repurchased and the name of the Person in which the portion thereof to remain Outstanding after such repurchase is to be registered) and a statement that an election to exercise the repurchase right is being made thereby, and (ii) the Notes with respect to which the repurchase right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Notes with respect to which the repurchase right is being exercised shall continue until the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date.
     (3) In the event a repurchase right shall be exercised in accordance with the terms hereof, the Company shall pay or cause to be paid to the Trustee before 10:30 a.m. (New York City time) on the Fundamental Change Repurchase Date the Fundamental Change Repurchase Price in cash, as provided above, for payment to the Holder on the Fundamental Change Repurchase Date, together with accrued and unpaid interest (including Contingent Interest and Special Interest, if any) to, but excluding, the Fundamental Change Repurchase Date, payable with respect to the Notes as to which the repurchase right has been exercised; provided, however, that installments of interest that mature on or prior to the Fundamental Change Repurchase Date shall be payable in cash to the Holders of such Notes, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Date.
     (4) If any Note (or portion thereof) surrendered for repurchase shall not be so paid on the Fundamental Change Repurchase Date, the aggregate principal amount of such Note (or portion thereof, as the case may be), shall, until paid, bear interest to the extent permitted by applicable law from the Fundamental Change Repurchase Date at the rate of 4% per annum, and each Note shall remain convertible into cash and Common Stock, if any, until the principal of such Note (or portion thereof, as the case may be) shall have been paid or duly provided for.
     (5) Any Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and upon its actual receipt by a Responsible Officer of a Company Order to such effect, the Trustee shall authenticate and make available for delivery to the Holder of such Note pursuant to such Company Order without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.
     (6) All Notes delivered for repurchase shall be delivered to the Trustee to be canceled at the direction of the Trustee, which shall cancel the same as provided in Section 309 of the Indenture.
     (7) To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 10.2(3) exceeds the aggregate Fundamental Change Repurchase Price of the Notes or portions thereof which the Company is obligated to repurchase as of the Fundamental Change Repurchase Date together with accrued but unpaid interest (including Contingent Interest and

Special Interest, if any) thereon, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Fundamental Change Repurchase Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.
     (8) When complying with the provisions of Section 10.1 hereof (so long as such offer or repurchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or repurchase), the Company shall (i) comply in all material respects with Rule 13e-4 and Rule 14e-1 under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and (iii) otherwise comply in all material respects with all federal and state securities laws so as to permit the rights and obligations under Section 10.1 to be exercised in the time and in the manner specified in Section 10.1.
     SECTION 10.3 Certain Definitions.
     For purposes of this Article X,
     (1) the term “beneficial owner” shall be determined in accordance with Rule 13d-3, as in effect on the date of the original execution of this Supplemental Indenture, promulgated by the Commission pursuant to the Exchange Act;
     (2) a “Fundamental Change” shall be deemed to have occurred, at any time after the original issuance of the Notes, if any of the following occurs:
          (i) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or
          (ii) any Person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by the Company, any Subsidiary or any employee benefit plan of the Company; or
          (iii) the Company merges or consolidates with or into any other Person, another Person merges into the Company, or the Company conveys, sells, transfers, leases or otherwise disposes of all or substantially all of the properties and assets of the Company to another Person (other than (a) any such transaction (x) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Capital Stock of the Company and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; provided, that it shall not be a Fundamental Change pursuant to this Section 10.3(2)(iii) if the consideration for such merger or consolidation consists solely of shares of publicly traded common stock listed on the Nasdaq Global Select Market or on an established national securities exchange or automated over-the-counter trading market in the United States, but disregarding any cash payments for fractional shares or pursuant to dissenters’ appraisal rights or (b) any transaction which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock of the surviving entity); or
          (iv) the Common Stock into which the Notes are convertible ceases to be listed on the Nasdaq Global Select Market and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or
          (v) the stockholders of the Company pass a resolution approving a plan of liquidation, dissolution or winding up of the Company or any Significant Subsidiary of the Company; and
     (3) for purposes of Section 10.3(2)(ii) only, the term “Person” shall include any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act, as in effect on the date of the original execution of this Supplemental Indenture.
ARTICLE XI
SUPPLEMENTAL INDENTURES
SECTION 11.1 Supplemental Indentures Without Consent of Holders of Notes.
     Section 901 of the Indenture shall not be applicable to the Notes.
     Without the consent of any Holders of Notes the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for any of the following purposes:
     (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and obligations of the Company herein and in the Notes as permitted by Article V of this Supplemental Indenture; or
     (2) to add to the covenants of the Company and Events of Default for the benefit of the Holders of Notes or to surrender any right or power herein conferred upon the Company; or
     (3) to provide collateral for the Notes; or

     (4) to make provision with respect to the conversion rights of Holders of Notes pursuant to Section 8.11 of this Supplemental Indenture or to make provision with respect to the repurchase rights of Holders of Notes pursuant to Section 9.1 and Section 10.1 of this Supplemental Indenture; or
     (5) to comply with the requirements of the Trust Indenture Act or the rules and regulations of the Commission thereunder in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, as contemplated by this Indenture or otherwise; or
     (6) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee; or
     (7) to cure any ambiguity, to correct or supplement any provision herein that may be inconsistent with any other provision herein or that is otherwise defective, or to make any other provisions with respect to matters or questions arising under this Supplemental Indenture or the Indenture, provided such action pursuant to this clause (7) shall not adversely affect the interests of the Holders of Notes in any material respect.
     Upon a Company Request, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and subject to and upon actual receipt by a Responsible Officer of the Trustee of the documents described in Section 903 of the Indenture, the Trustee is hereby authorized to join with the Company in the execution of any supplemental indenture authorized or permitted by the terms of this Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained.
SECTION 11.2 Supplemental Indentures with Consent of Holders of Notes.
     Section 902 of the Indenture shall not be applicable to the Notes.
     With either (i) the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, by the Act of said Holders delivered to the Company and the Trustee, or (ii) by the adoption of a resolution, at a meeting of Holders of the Outstanding Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes under the Indenture; provided, however, that no such supplemental indenture shall, without the consent or affirmative vote of the Holder of each Outstanding Security affected thereby,
     (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the aggregate principal amount of or the rate of interest payable thereon, or reduce the amount payable upon a redemption, or mandatory repurchase, or reduce the amount payable upon acceleration of the Stated Maturity of the Notes, or change the place or currency of payment of the principal of or interest on any Note (including any payment of Contingent Interest, Special Interest, Redemption Price, Repurchase Price or Fundamental Change Repurchase Price in respect of such Note) or impair the right to institute suit for the enforcement of any payment in respect of any Note on or after the Stated Maturity thereof (or, in the case of redemption or any repurchase, on or after the Redemption Date, Repurchase Date or Fundamental Change Repurchase Date, as the case may be) or adversely affect the right of Holders to convert any Note as provided in Article VIII of this Supplemental Indenture other than a modification or amendment required by the terms of this Supplemental Indenture; or
     (2) reduce the requirements of Section 12.4 of this Supplemental Indenture for quorum or voting, or reduce the percentage in aggregate principal amount of the Outstanding Notes for adoption of a resolution or whose Holders’ consent is required for any such supplemental indenture or whose Holders’ consent is required for any waiver of compliance with certain provisions of this Supplemental Indenture or certain defaults hereunder and their consequences provided for in this Supplemental Indenture; or
     (3) modify the obligation of the Company to maintain an office or agency in The City of New York, pursuant to Section 305 of the Indenture; or
     (4) modify any of the provisions of this Section, Article XIII of this Supplemental Indenture or Section 513 of the Indenture, except to increase any percentage contained herein or therein or to provide that certain other provisions of this Supplemental Indenture and the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; or
     (5) modify the provisions of Article IX or Article X of this Supplemental Indenture in a manner adverse to the Holders
     (6) modify the provisions of this Supplemental Indenture relating to the Company’s requirement to repurchase Notes (i) upon a Fundamental Change after the occurrence thereof or (ii) on May 1, 2012, May 1, 2017 and May 1, 2022; or
     (7) modify the provisions of Sections 6.1 or 7.1 of this Supplemental Indenture in a manner adverse to the Holders.
     It shall not be necessary for any Act of Holders of Notes under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

ARTICLE XII
MEETINGS OF HOLDERS OF NOTES
SECTION 12.1 Purposes for Which Meetings May Be Called.
     A meeting of Holders of Notes may be called at any time and from time to time pursuant to this Article XII to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Supplemental Indenture or the Indenture to be made, given or taken by Holders of Notes.
SECTION 12.2 Call, Notice and Place of Meetings.
     (1) The Trustee may at any time call a meeting of Holders of Notes for any purpose specified in Section 12.1 of this Supplemental Indenture, to be held at such time and at such place in The City of New York, as the Trustee shall determine. Notice of every meeting of Holders of Notes, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 106 of the Indenture, not less than 21 nor more than 180 days prior to the date fixed for the meeting.
     (2) In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have requested the Trustee to call a meeting of the Holders of Notes for any purpose specified in Section 12.1 of this Supplemental Indenture, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed the notice of such meeting within 21 days after its actual receipt by a Responsible Officer of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company or the Holders of Notes in the amount specified, as the case may be, may determine the time and the place in The City of New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in paragraph (1) of this Section 12.2.
SECTION 12.3 Persons Entitled to Vote at Meetings.
     To be entitled to vote at any meeting of Holders of Notes, a Person shall be (i) a Holder of one or more Outstanding Notes, or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders of one or more Outstanding Notes by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel, any representatives or agents of the Trustee and its counsel and any representatives of the Company and its counsel.
SECTION 12.4 Quorum; Action.
     The presence of Persons entitled to vote a majority in aggregate principal amount of the Outstanding Notes shall constitute a quorum. In the absence of a quorum within 30 minutes of the time appointed for any such meeting, the meeting shall, if convened at the request of Holders of Notes, be dissolved. In any other case, the meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting (subject to repeated applications of this sentence). Notice of the reconvening of any adjourned meeting shall be given by the Company as provided in Section 12.2(1) of this Supplemental Indenture, except that such notice need be given only once not less than five days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage of the aggregate principal amount of the Outstanding Notes that shall constitute a quorum.
     Subject to the foregoing, at the reconvening of any meeting adjourned for a lack of a quorum, the Persons entitled to vote 25% in aggregate principal amount of the Outstanding Notes at the time shall constitute a quorum for the taking of any action set forth in the notice of the original meeting.
     At a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid, any resolution and all matters (except as limited by the proviso to Section 11.2 of this Supplemental Indenture and except to the extent Section 513 of the Indenture requires a different vote) shall be effectively passed and decided if passed or decided by either (i) the written consent of Holders of not less than a majority in aggregate principal amount of Outstanding Notes, or (ii) the Persons entitled to vote not less than 66 2/3% in aggregate principal amount of Outstanding Notes represented and entitled to vote at such meeting.
     Any resolution passed or decisions taken at any meeting of Holders of Notes duly held in accordance with this Section shall be binding on all the Holders of Notes whether or not present or represented at the meeting. The Trustee shall, pursuant to a Company Order setting forth the action taken, in the name and at the expense of the Company, notify all the Holders of Notes of any such resolutions or decisions pursuant to Section 106 of the Indenture.
SECTION 12.5 Determination of Voting Rights; Conduct and Adjournment of Meetings.
     (1) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders of Notes in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 104 of the Indenture and the appointment of any proxy shall be proved in the manner specified in Section 104 of the Indenture or by having the signature of the Person executing the proxy guaranteed by any bank, broker or other eligible institution participating in a recognized medallion signature guarantee program. Neither the Trustee nor any of its agents shall be liable, and the Company shall indemnify the Trustee and each such agent, for any action taken or omitted to be taken by it in good faith in connection with any such meeting.

     (2) The Trustee shall, by an instrument in writing, appoint a temporary chairman (which may be the Trustee) of the meeting, unless the meeting shall have been called by the Company or by Holders of Notes as provided in Section 12.2(2), in which case the Company or the Holders of Notes calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Persons entitled to vote a majority in aggregate principal amount of the Outstanding Notes represented at the meeting.
     (3) At any meeting, each Holder of a Note or proxy shall be entitled to one vote for each U.S.$1,000 aggregate principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Note or proxy.
     (4) Any meeting of Holders of Notes duly called pursuant to Section 12.2 at which a quorum is present may be adjourned from time to time by Persons entitled to vote a majority in aggregate principal amount of the Outstanding Notes represented at the meeting, and the meeting may be held as so adjourned without further notice.
SECTION 12.6 Counting Votes and Recording Action of Meetings.
     The vote upon any resolution submitted to any meeting of Holders of Notes shall be by written ballots on which shall be subscribed the signatures of the Holders of Notes or of their representatives by proxy and the aggregate principal amounts at Stated Maturity and serial numbers of the Outstanding Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record, at least in duplicate, of the proceedings of each meeting of Holders of Notes shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 12.2 and, if applicable, Section 12.4. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Company and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.
ARTICLE XIII
WAIVER OF PAST DEFAULTS
SECTION 13.01 Waiver of Past Defaults.
     For purposes of Section 513 of the Indenture, the waiver of compliance by the Company with restrictive provisions and the waiver of any past defaults by the Company under the Indenture

(subject to the exceptions described in Section 513 of the Indenture) may only be waived with either (i) the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, by the Act of said Holders delivered to the Company and the Trustee, or (ii) by the adoption of a resolution, at a meeting of Holders of the Outstanding Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

FRANKLIN BANK CORP.

By:	/s/ Anthony J. Nocella

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

THE BANK OF NEW YORK TRUST
COMPANY, N.A., as Trustee

By:	/s/ Mauri J. Cowen

Name: Mauri J. Cowen
Title: Vice President

SCHEDULE A

	Share Price
Effective Date	$15.70	$18.00	$20.00	$22.00	$24.00	$26.00	$30.00	$50.00	$78.50

April 18, 2007	18.240	18.000	15.788	14.329	12.454	11.542	9.718	5.406	1.021
May 1, 2008	18.240	17.406	14.876	12.454	11.359	10.447	8.806	4.859	0.868
May 1, 2009	18.240	16.687	12.454	10.630	8.806	8.076	6.672	3.035	0.691
May 1, 2010	18.240	15.862	11.182	9.900	8.259	6.672	3.947	2.123	0.492
May 1, 2011	18.240	15.077	9.718	7.894	5.771	4.494	3.035	1.728	0.261
May 1, 2012	18.240	13.781	7.829	4.859	3.035	2.123	0.730	0.000	0.000

SCHEDULE A-1